Exhibit 99.1
FOR IMMEDIATE RELEASE
LINN ENERGY TO ACQUIRE $416 MILLION OF OIL AND NATURAL GAS PROPERTIES AND EXPAND OPERATIONS INTO CALIFORNIA AND OKLAHOMA
Pittsburgh, Pennsylvania, July 24, 2006 – Linn Energy, LLC (Nasdaq: LINE) today announced that it has signed definitive purchase agreements to acquire certain affiliated entities of Blacksand Energy, LLC (“Blacksand Assets”), located in the Los Angeles Basin, for $291 million and certain Mid-Continent assets of Kaiser-Francis Oil Company (“Kaiser Assets”) located in Oklahoma for $125 million, in each case subject to customary closing adjustments. The Company anticipates both acquisitions will close on or before August 15, 2006 and will be financed with a combination of borrowings under Linn Energy’s existing credit facility and a new bridge facility as described below.
Profile of the Blacksand Assets:
•	Located in the Brea Olinda Field of Orange County, California

•	Includes 270 producing wells

•	31.3 MMBOE of proved reserves

•	90% crude oil

•	88% proved developed

•	39 year reserve life index
Profile of the Kaiser Assets:
•	Located in North Central Oklahoma

•	Includes 411 producing wells

•	54.5 Bcfe of proved reserves

•	84% natural gas

•	43% proved developed

•	26 year reserve life index
Both acquisitions are characterized by long-lived reserves and low natural decline rates and complement Linn Energy’s existing asset profile. In particular, we expect that the acquisitions will provide the following benefits:
•	Anticipated significant additional accretion: As previously announced, Linn Energy management expects to recommend to the Board of Directors an increase in the annualized cash distribution to $1.72 per unit beginning with the distribution for the third fiscal quarter. As a result of these acquisitions, management currently anticipates that it will recommend that the Board of Directors consider a further increase in the annualized cash distribution beginning with the fourth fiscal quarter of 2006;

•	Oil and gas mix: At December 31, 2005, Linn Energy’s proved reserves were approximately 99% natural gas. Pro forma for the acquisitions, Linn Energy’s proved reserves will be approximately 55%-65% natural gas. The Blacksand Assets will add considerable exposure to oil and allow Linn Energy to benefit by hedging substantial crude oil volumes at current, historically high prices into the future;

•	Geographic diversification: The acquisitions allow Linn Energy to diversify its operations across other regions and basins of the United States, establishing a foothold in California and the Mid-Continent, while continuing to develop its existing core natural gas operations in Appalachia;

•	Acquisition and development opportunities: New operating regions provide Linn Energy with further opportunities for consolidation, in addition to increasing production on the acquired properties through enhancement and optimization projects in California and accelerated drilling in Oklahoma;

•	Stable production: Both acquisitions exhibit very low decline rates and long reserve lives in excess of 39 years for the Blacksand Assets and 26 years for the Kaiser Assets;

•	Low operating costs: The Blacksand Assets’ integrated infrastructure results in a low operating cost structure, and Linn Energy will benefit from Kaiser-Francis’ continued low cost operation in Oklahoma; and

•	Experienced operators: The Blacksand Assets’ operating team has significant experience, with an average of 20 years in the Brea Olinda Field and 30 years in the industry, and is expected to continue to operate the assets under a transition services agreement. Upon the expiration of such agreement, it is anticipated that substantially all of the operating team will become employees of Linn Western Operating, Inc., a newly formed wholly owned subsidiary of Linn Energy. Kaiser-Francis will operate the Kaiser Assets on behalf of Linn Energy for the foreseeable future following the closing.
The acquisitions will be financed with a combination of borrowings under Linn Energy’s secured revolving credit facility and a $250 million, 365-day bridge facility. In connection with the acquisitions, Linn Energy’s lenders under its credit facility have agreed in principle, subject to customary approvals, to an increase in the facility size from $400 million to $800 million and an increase in the borrowing base from $265 million to $480 million. Consistent with Linn Energy’s strategy of hedging a significant percentage of its production, the Company intends to enter into additional arrangements to hedge a substantial portion of the acquired production volumes at closing. Both acquisitions are subject to customary closing conditions and purchase price adjustments, but neither is conditioned on the closing of the other transaction.
“We are pleased to announce these acquisitions, which we expect will be immediately accretive and which will diversify our business and enhance our ability to provide stability and growth in distributions to our unitholders,” said Michael C. Linn, Chairman, President and Chief Executive Officer of Linn Energy. “The Blacksand and Kaiser acquisitions reflect our ongoing business strategy of consolidating long-lived natural gas and oil properties and establish new core operating areas to increase our growth potential. Our management team has considerable experience across the United States, and we will continue to target strategic acquisitions, both in the Appalachian Basin and elsewhere, which increase our distributable cash flow.”
Management will host a conference call shortly after closing to discuss these acquisitions and issue revised guidance.
Significant shareholders of Blacksand Energy, LLC include funds managed by Kayne Anderson Capital Advisors, Jefferies Capital Partners and Wells Fargo Energy Capital. Randall & Dewey, a division of Jefferies and Company, Inc., acted as financial advisor to Blacksand Energy in this transaction.
ABOUT LINN ENERGY
Linn Energy is an independent natural gas and oil company focused on the development and acquisition of properties which complement its asset profile both within the Appalachian Basin and elsewhere in the United States. More information about Linn Energy is available on the internet at www.linnenergy.com.

CONTACT:	Kolja Rockov, EVP & CFO
Linn Energy, LLC
412-440-1479
This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisitions announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.